  Exhibit 99.1
SWISHER HYGIENE INC.
ANNOUNCES COURT APPROVED SETTLEMENT OF FINAL CLAIM
REMOVING LAST OBSTACLE TO COMPANY’S FINAL LIQUIDATION AND STOCKHOLDER DISTRIBUTION

FORT LAUDERDALE, FL – August 12, 2021—Swisher Hygiene Inc. (the “Company” or “Swisher”) today announced that it has settled the last remaining claim against the Company now permitting the Company to proceed with its final dissolution and liquidation.

On August 6, 2021, the Court of Chancery of the State of Delaware (the “Delaware Court”) approved a settlement agreement dated August 3, 2021 (the “Settlement Agreement”), between Swisher Hygiene Inc., a Delaware corporation in dissolution, and Honeycrest Holdings, Ltd. and its affiliates (collectively, “Honeycrest”). The Settlement Agreement settles all claims, demands and causes of action of any kind or nature whatsoever, whether known or unknown, that Honeycrest has made or could have made previously, now, or hereafter against the Company, its stockholders, or its affiliates, arising from a 1990 license agreement entered into between Honeycrest and two frozen desert licensors that were subsequently acquired as a subsidiary by Coolbrands International Inc., Swisher’s predecessor.

The Settlement Agreement resolves over 23 years of litigation represented by three New York cases, Honeycrest Holdings, Ltd. v. Integrated Brands, Inc., New York Supreme Court, Queens County (Index No. 5204/1998) (”Honeycrest I”); Honeycrest Holdings, Ltd. v. Swisher Hygiene Inc., et al., New York Supreme Court, Queens County (Index No. 29666/01, renumbered as an e-filed case under Index No. 705039/2020) (“Honeycrest II”); and Honeycrest Holdings, Ltd. v. Swisher Hygiene Inc., Integrated Brands, Inc., 7624026 Canada Inc., and John and Jane Does #1 through #99, New York Supreme Court, Queens County (Index No. 706482/2017) (“Honeycrest III”). The Settlement Agreement also terminates all appeals, including Honeycrest’s 2018 appeal of the dismissal of the Honeycrest III complaint, and Honeycrest’s 2021 appeal of the denial of Honeycrest’s motion to strike Swisher’s Answer and Counterclaim in Honeycrest II, both of which were pending at the time of the Settlement Agreement.

The Settlement Agreement includes a payment by Swisher to Honeycrest of $5.3 million, and removes the final obstacle to the Company’s dissolution and final liquidation.

As previously reported, in June 2020 the Delaware Court permitted the Company to make a $10 million interim distribution to the Company’s stockholders. At that time, however, the Delaware Court ordered the Company to establish a reserve (the “Reserve”) of $6.9 million for the Honeycrest claim. In March 2021, the Delaware Court denied the Company’s request for a second interim distribution to stockholders of $5 million. In May 2021, the Delaware Court denied the Company’s request to utilize a portion of the Reserve for defense costs associated with the Honeycrest claim. With this background, and given the 23-year history of the Honeycrest litigation extensively discussed in prior Company filings, we believe a resolution of this dispute by any means other than a settlement agreement was highly unlikely in the foreseeable future. Moreover, the cost of prolonged litigation and unrelated administrative, legal and accounting costs would have continued to deplete the Company’s remaining assets, threatening any further distribution to the Company’ stockholders. Accordingly, the Company, seeking to bring this matter to a close on the best available terms for its stockholders, entered into the Settlement Agreement.

The Company intends to make its final payment to vendors and creditors on or before August 31, 2021, after which the Company, with the approval of the Delaware Court, will make a final distribution to the Company’s stockholders. The amount and timing of this final distribution has not yet been finalized, but once approved by the Delaware Court, the Company will announce the timing and terms of the final distribution to stockholders through a public release, and the filing of a Form 8-k with the Securities and Exchange Commission.

Cautionary Statement on Forward-Looking Information

All statements other than statements of historical fact contained in this press release constitute "forward-looking information" or "forward-looking statements" within the meaning of the U.S. federal securities laws and the Securities Act (Ontario) and are based on the expectations, estimates and projections of management as of the date of this press release unless otherwise stated. All statements other than historical facts are, or may be, deemed to be forward looking statements. The words "plans," "expects," "is expected," "scheduled," "estimates," or "believes," or similar words or variations of such words and phrases or statements that certain actions, events or results "may," "could," "would," "might," or "will be taken," "occur," and similar expressions identify forward-looking statements.

Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by the Company as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies.  All of these assumptions have been derived from information currently available to the Company including information obtained by the Company from third-party sources. These assumptions may prove to be incorrect in whole or in part.  All of the forward-looking statements made in this press release are qualified by the above cautionary statements. The forward-looking information set forth in this press release is subject to various assumptions, risks, uncertainties and other factors that are difficult to predict and which could cause actual results to differ materially from those expressed or implied in the forward-looking information. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

About Swisher Hygiene Inc.

Swisher Hygiene Inc. closed on the sale of its U.S. operations on November 2, 2015 and since then has had no remaining operating assets. On Friday, May 27, 2016 (the “Final Record Date”), the Company filed a Certificate of Dissolution. Pursuant to the Plan of Dissolution, and under Delaware law, the dissolution of the Company was effective as of 6:00 p.m. Eastern Time on the Final Record Date. Under Delaware law, the dissolved corporation is continued for three (3) years from the date on which the Certificate of Dissolution was filed, unless extended by direction of the Court of Chancery, to enable the Company’s directors to wind up the affairs of the corporation, including the discharge of the Company’s liabilities and to distribute to the stockholders any remaining assets. The Court of Chancery has extended the Company’s corporate existence several times, most recently through December 31, 2021.

For Further Information, Please Contact:

Swisher Hygiene Inc.

Investor Contact:
Garrett Edson, ICR
Phone: (203) 682-8331